Exhibit 8.1
LIST OF SUBSIDIARIES OF VIVENDI
     As of December 31, 2005, 399 entities were consolidated or accounted for using the equity method. Set forth below are the names of certain of the subsidiaries which carry on a substantial portion of Vivendi’s lines of business. The names of various subsidiaries, including subsidiaries conducting operating activities of Vivendi’s various businesses domestically and internationally, have been omitted. None of the foregoing omitted subsidiaries are considered to be material in relation to Vivendi’s statement of financial position and operations.

Country

Vivendi SA (Parent Company)	France

Universal Music Group
Universal Studios Holding I Corp.	US
PolyGram Holding, Inc.	US
Universal Music Group, Inc.	US
UMG Recordings, Inc.	US
Centenary Holding BV	Netherlands
Universal International Music BV	Netherlands
Universal Entertainment GmbH	Germany
Universal Music KK	Japan
Universal Music France SAS	France
Centenary Music Holdings Ltd.	UK
Universal Music (UK) Holdings Ltd.	UK

Vivendi Games
Vivendi Games	US
Blizzard Entertainment, Inc.	US
Sierra Entertainment, Inc.	US

Canal+ Group
Groupe Canal+ SA	France
Canal+ SA	France
CanalSatellite SA	France
StudioCanal SA	France
MultiThématiques	France
Cyfra+	Poland
Media Overseas	France

SFR
SFR	France
Neuf Telecom SA	France

Maroc Telecom
Maroc Telecom SA	Morocco
Mauritel	Mauritania

NBC Universal
Universal Studios Holding I Corp.	US

Country

NBC Universal, Inc.	US

Other
Vivendi Telecom International SA	France
Elektrim Telekomunikacja	Poland
Polska Telefonica Cyfrowa (a)	Poland
(a) As of December 31, 2005, Polska Telefonica Cyfrowa (PTC) was not consolidated. See for further information “Item 5. Operating and Financial Review and Prospects” and “Item 18. Financial Statements — Note 31”.